Exhibit 99

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES THIRD QUARTER

FISCAL 2008 RESULTS

DALLAS, (April 22, 2008) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2008 third quarter earnings per diluted share from continuing operations decreased to $0.17 from $0.37 in the prior year. Before special items, earnings per diluted share from continuing operations decreased to $0.33 from $0.37 in the prior year (reconciliation included in Table 3).

During the first quarter of fiscal 2008, the company began presenting Romano’s Macaroni Grill as discontinued operations in its financial statements due to management’s intent to sell the brand. Before special items, earnings per diluted share from discontinued operations increased from $0.07 in the third quarter of fiscal 2007 to $0.11 in the current quarter primarily driven by a decrease in depreciation expense due to the classification of assets held for sale beginning in fiscal 2008 (reconciliation included in Table 4). All amounts presented in this release are related to continuing operations unless otherwise stated.

During the third quarter, Brinker experienced encouraging trends in comparable restaurant sales which grew 1.1 percent.  “We have made progress with top-line growth during the past quarter,” stated Doug Brooks, Chairman and CEO. “Aligning our company on the areas of focus will allow Brinker to grow its business within existing restaurants.”

Quarterly Revenues

Brinker reported revenues from continuing operations for the 13-week period of $907.7 million, a decrease of 3.9 percent compared with $944.0 million reported for the same period of fiscal 2007. The company experienced a 1.1 percent increase in comparable restaurant sales (see Table 1) in the third quarter of fiscal 2008.  However, this increase was more than offset by a net decline in capacity of 6.7 percent due to sales of restaurants to franchisees and restaurant closures outpacing growth in company-owned restaurants during the past year.  In contrast, royalty revenues from franchisees increased approximately 75 percent to $15.7 million from $9.0 million in the prior year.

Table 1: Q3 comparable restaurant sales

Q3 08 and Q3 07, company and three reported brands; percentage

	Q3 08 Comparable Sales	Q3 07 Comparable Sales	Q3 08 Pricing Impact	Q3 08 Mix-Shift
Brinker International	1.1%	(4.4)%	3.1%	0.3%
Chili’s	1.6%	(4.4)%	3.2%	0.9%
On The Border	(1.8)%	(5.7)%	2.8%	(1.0)%
Maggiano’s	(0.4)%	(3.0)%	2.9%	(2.0)%

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased from 28.4 percent in the prior year to 28.9 percent in the third quarter of fiscal 2008. During the quarter, cost of sales was negatively impacted by unfavorable commodity prices, primarily beef, ribs, chicken and dairy products, and unfavorable product mix shifts related to new menu items, partially offset by favorable menu price changes and increased revenues from franchisees.

Restaurant expenses, as a percent of revenues, increased to 56.1 percent from 55.5 percent in the prior year primarily driven by increased labor and restaurant supply costs, partially offset by increased revenues from franchisees and lower pre-opening expenses.

Depreciation and amortization increased $1.3 million primarily driven by depreciation expense related to the addition of new restaurants and remodel investments.  This increase was partially offset by the sale of 172 company-owned restaurants to franchisees over the past 12 months as well as an increase in fully depreciated assets and restaurant closures.

Compared to the prior year, general and administrative expense decreased $2.5 million for the quarter primarily due to reduced salary and team member related expenses resulting from the company’s efforts to evolve its corporate structure to align with the increased mix of franchise restaurants as well as the expected decline in future company-owned restaurant development.

Other gains and charges increased from a gain of $1.0 million a year ago primarily resulting from the sale of a company-owned restaurant to a charge of $26.3 million in the third quarter of fiscal 2008.  During the current quarter, the company evaluated its existing portfolio of assets for strategic fit as well as the infrastructure needed to support its evolving business model.  As a result, management made the decision to close or decline lease renewals for  21 restaurants and further refined its planned reduction in domestic restaurant development to approximately 70 in fiscal 2008, approximately 15 in fiscal 2009 and even fewer in fiscal 2010.  The charges related to these decisions are primarily comprised of asset impairments and write-offs, lease termination fees and severance costs.  Details of the current quarter charge are outlined below:

Table 2: Detail of Other Gains and Charges
Q3 08; $ millions and $ per diluted share after-tax

Item	$ Before tax	$ After tax	$ EPS
Development-related costs	12.1	7.6	0.07
Restaurant closures	9.0	5.6	0.06
Severance	5.2	3.3	0.03
Total Other Gains and Charges	26.3	16.5	0.16

Interest expense increased $4.4 million primarily due to additional debt outstanding of $400 million borrowed under a three-year term loan used primarily to fund share repurchases in fiscal 2007 and for general corporate purposes.

The effective income tax rate, before special items, decreased to 28.1 percent for the current quarter as compared to 29.7 percent for the same quarter last year. The decrease in the tax rate was primarily due to an increase in federal tax credits, leverage from FICA tip credits and a decrease in incentive stock option expense.

The company incurred a loss from discontinued operations of $56.0 million during the third quarter of fiscal 2008 as compared to income from discontinued operations of $7.5 million in the prior year.  The decrease in income is due to charges of $67.1 million, net of tax, primarily related to the write-down of Macaroni Grill assets held for sale to estimated fair value less costs to sell as well as asset write-offs and costs resulting from the company’s decision to close 25 restaurants in connection with its efforts to sell the brand.

Income from discontinued operations, before special items, increased to $11.1 million in the current quarter from $8.9 million a year ago (reconciliation included in Table 4). This increase was primarily driven by a decrease in depreciation expense due to the classification of assets held for sale beginning in fiscal 2008, partially offset by a 4.4 percent decline in comparable restaurant sales at Macaroni Grill as well as increased operating costs.

Cash Flow and Capital Allocation

Cash flow from operations for the first nine months of fiscal 2008 decreased to approximately $255.8 million compared to $336.4 million in the prior year due to lower adjusted earnings, reduced income taxes payable and the timing of operational payments and receipts.

Capital expenditures through the third quarter of fiscal 2008 totaled $211.5 million, a reduction of $76.4 million compared to the prior year, primarily due to a decrease in new restaurants developed by the company. Total capital expenditures for fiscal 2008 are currently estimated to be approximately $265 million, with $150 million relating to new restaurants.  Growth in fiscal 2009 will be primarily fueled by franchise openings of approximately 75 to 85 restaurants, while domestic company-owned growth will slow to approximately 15 restaurants.  Accordingly, fiscal

2009 capital expenditures are expected to be approximately $185 to $190 million with $40 million allocated to new restaurant development, $25 to $30 million attributable to Chili’s reimages, $25 to $30 million invested primarily in kitchen technology and the remainder primarily relating to capital expenditure maintenance programs.

The company repurchased 9.1 million common shares during the first nine months of fiscal 2008. At the end of the quarter, approximately $60 million remained available under the company’s share authorizations. Diluted weighted average shares outstanding for the third quarter were reduced over 18 percent to 102.4 million from 125.7 million at the end of the third quarter fiscal 2007

Special Items

Table 3: Reconciliation of income from continuing operations, before special items
Q3 08 and Q3 07; $ millions and $ per diluted share after-tax

Item	$ Q3 08	EPS Q3 08	$ Q3 07	EPS Q3 07
Income from Continuing Operations	17.2	0.17	47.1	0.37
Other (Gains) and Charges	16.5	0.16	(0.6)	0.00
Income from Continuing Operations, before Special Items	33.7	0.33	46.5	0.37

Table 4: Reconciliation of income (loss) from discontinued operations, before special items
Q3 08 and Q3 07; $ millions and $ per diluted share after-tax

Item	$ Q3 08	EPS Q3 08	$ Q3 07	EPS Q3 07
Income (Loss) from Discontinued Operations	(56.0)	(0.55)	7.5	0.06
Other (Gains) and Charges	67.1	0.66	1.4	0.01
Income from Discontinued Operations, before Special Items	11.1	0.11	8.9	0.07

Table 5: Reconciliation of net income (loss), before special items

Q3 08 and Q3 07; $ millions and $ per diluted share after-tax

Item	$ Q3 08	EPS Q3 08	$ Q3 07	EPS Q3 07
Net Income (Loss)	(38.8)	(0.38)	54.6	0.43
Other (Gains) and Charges	83.6	0.82	0.8	0.01
Net Income, before Special Items	44.8	0.44	55.4	0.44

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (April 22). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on May 20, 2008.

Forward Calendar

•                  Third quarter SEC Form 10-Q filing on or before May 5, 2008; and

•                  Fourth quarter earnings release, before market opens, on Aug. 5, 2008.

At the end of the third quarter of fiscal 2008, Brinker International either owned, operated, or franchised 1,868 restaurants under the names Chili’s Grill & Bar (1,439 restaurants), Romano’s Macaroni Grill (224 restaurants), On The Border Mexican Grill & Cantina (163 restaurants), and Maggiano’s Little Italy (42 restaurants).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 26,	March 28,	March 26,	March 28,
	2008	2007	2008	2007

Revenues	$907,664	$944,028	$2,670,956	$2,712,882
Operating Costs and Expenses:
Cost of sales	262,565	267,680	753,466	757,996
Restaurant expenses	509,169	523,936	1,498,193	1,498,070
Depreciation and amortization	39,958	38,653	117,582	119,708
General and administrative	39,618	42,164	120,176	135,277
Other gains and charges (a)	26,273	(966)	4,837	(2,176)

Total operating costs and expenses	877,583	871,467	2,494,254	2,508,875

Operating income	30,081	72,561	176,702	204,007

Interest expense	10,800	6,446	36,191	19,297
Other, net	(1,368)	(995)	(3,470)	(2,627)

Income before provision for income taxes	20,649	67,110	143,981	187,337

Provision for income taxes	3,417	20,011	41,987	59,176

Income from continuing operations	17,232	47,099	101,994	128,161

Income (loss) from discontinued operations, net of taxes (b)	(56,050)	7,472	(48,732)	18,241

Net income (loss)	$(38,818)	$54,571	$53,262	$146,402

Basic net income (loss) per share:
Income from continuing operations	$0.17	$0.39	$0.98	$1.04
Income (loss) from discontinued operations	$(0.55)	$0.06	$(0.47)	$0.15
Net income (loss) per share	$(0.38)	$0.45	$0.51	$1.19

Diluted net income per share:
Income from continuing operations	$0.17	$0.37	$0.97	$1.02
Income (loss) from discontinued operations	$(0.55)	$0.06	$(0.47)	$0.14
Net income (loss) per share	$(0.38)	$0.43	$0.50	$1.16

Basic weighted average shares outstanding	101,175	122,019	103,713	123,213

Diluted weighted average shares outstanding	102,377	125,712	105,624	126,144

(a)   Current year other gains and charges includes charges in the third quarter of fiscal 2008 of $12.1 million related to asset write-offs resulting from the company’s reduced development schedule, $9.0 million related to the impairment of long-lived assets and $5.2 million of severance.  During the second quarter of fiscal 2008, the company recorded a $29.2 million gain on the sale of 76 restaurants to a franchisee and $7.3 million of charges primarily related to the impairment of long-lived assets. Prior year other gains and charges primarily includes a $1.7 million gain on the sale of company-owned restaurants in the third quarter of fiscal 2007, $2.0 million of impairment charges associated with restaurant closures in the second quarter of fiscal 2007 and a gain on the termination of interest rate swaps of $3.2 million in the first quarter of fiscal 2007.

(b)   Current year loss from discontinued operations, net of taxes, includes other gains and charges resulting from the expected sale of Macaroni Grill.  The company recorded charges of $67.1 million in the third quarter of fiscal 2008, primarily related to the write-down of long-lived assets held for sale to estimated fair value less costs to sell and asset write-offs related to restaurant closures, $3.5 million in the second quarter of fiscal 2008, primarily related to impairment charges and deal-related expenses and $5.1 million in the first quarter of fiscal 2008, primarily related to impairment charges and stock-based compensation expense.  Prior year income from discontinued operations, net of taxes, includes other gains and charges of $1.4 million related to lease charges associated with restaurant closures in the third quarter of fiscal 2007 and $5.4 million related to impairment charges associated with restaurant closures in the second quarter of fiscal 2007. As a result, income from discontinued operations, before special items, was $11.1 million and $8.9 million for the third quarter of fiscal 2008 and 2007, respectively. Income from discontinued operations, before special items, was $27.0 and $25.1 million, respectively, for fiscal 2008 and 2007 year-to-date.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 26,	June 27
	2008	2007
	(Unaudited)
ASSETS
Current assets of continuing operations	$309,893	$249,289
Assets held for sale	218,411	423,378
Net property and equipment (a)	1,516,264	1,465,241
Total other assets	186,335	180,113
Total assets	$2,230,903	$2,318,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$1,918	$1,761
Current liabilities of continuing operations	534,215	519,269
Liabilities associated with assets held for sale	16,840	23,856
Long-term debt, less current installments	910,860	826,918
Other liabilities	167,434	141,128
Total shareholders’ equity	599,636	805,089
Total liabilities and shareholders’ equity	$2,230,903	$2,318,021

(a)          At March 26, 2008, the company owned the land and buildings for 229 of the 1,062 company-owned restaurants (excluding Macaroni Grill).  The net book values of the land and buildings associated with these restaurants totaled $184.8 million and $195.8 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Third Quarter Openings/Acquisitions	Third Quarter Closings/Sales	Total Restaurants Mar. 26,	Projected Openings Fiscal
	Dec. 26, 2007	Fiscal 2008	Fiscal 2008	2008	2008

Company-Owned Restaurants:
Chili’s	865	23	7	881	59–61
Macaroni Grill	216	—	23	193	3
On The Border	137	—	4	133	7
Maggiano’s	41	1	—	42	1
International(a)	6	—	—	6	2
	1,265	24	34	1,255	72–74

Franchise Restaurants:
Chili’s	395	7	1	401	35
Macaroni Grill	17	1	—	18	6
On The Border	29	—	—	29	5
International(a)	166	4	5	165	36
	607	12	6	613	82

Total Restaurants:
Chili’s	1,260	30	8	1,282	94–96
Macaroni Grill	233	1	23	211	9
On The Border	166	—	4	162	12
Maggiano’s	41	1	—	42	1
International	172	4	5	171	38
	1,872	36	40	1,868	154–156

(a)          At the end of third quarter fiscal year 2008, international company owned restaurants by brand were five Chili’s and one Macaroni Grill.  International franchise restaurants by brand were 152 Chili’s, 12 Macaroni Grill’s and one On The Border.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770–1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240